Exhibit a(90)

MANNING & NAPIER FUND, INC.

ARTICLES OF AMENDMENT

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its registered business address at 2405 York Road, Suite 201, Lutherville-Timonium, Maryland, 21093, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: The Articles of Incorporation of the Corporation (the “Articles”) are hereby amended to provide that, immediately upon the Stock Split Effective Time (as defined below), every 1 Class I Share of the Disciplined Value Series, a series of the Corporation (the “Series”), $0.01 par value per share, issued and outstanding immediately before the Stock Split Effective Time shall be split into 1.75 issued and outstanding Class I Shares of the Series, $0.0057142857 par value per share.

THIRD: The Articles are hereby amended to provide that, immediately upon the Stock Split Effective Time, every 1 Class Z Share of the Series, $0.01 par value per share, issued and outstanding immediately before the Stock Split Effective Time shall be split into 1.75 issued and outstanding Class Z Shares of the Series, $0.0057142857 par value per share.

FOURTH: The amendments to the Articles as set forth in Articles SECOND and THIRD above have been duly approved by a majority of the Board of Directors of the Corporation (the “Board”) as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(c)(2) of the MGCL, no shareholder approval was required.

FIFTH: The Articles are hereby amended, effective immediately after the Stock Split Effective Time, to increase the par value of the Class I Shares and Class Z Shares of the Series issued and outstanding immediately after the Stock Split Effective Time to $0.01 per share.

SIXTH: The amendment to the Articles as set forth in Article FIFTH above has been duly approved by a majority of the Board as required by the MGCL. The amendment set forth in Article FIFTH above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without shareholder action.

SEVENTH: These Articles of Amendment shall become effective at 4:00 p.m. EST on December 5, 2019 (the “Stock Split Effective Time”).

EIGHTH: The amendments to the Articles as set forth above do not alter the authorized shares of the Corporation.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 6th day of November, 2019.

MANNING & NAPIER FUND, INC.

By:/s/ Paul J. Battaglia

Paul J. Battaglia

President

[Seal]

Attest:

/s/ Elizabeth Craig

Elizabeth Craig

Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

By: /s/ Paul J. Battaglia

Paul J. Battaglia

President